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                                                                     EXHIBIT 2.2
                              CONTINUING GUARANTY


        THIS CONTINUING GUARANTY (this "Guaranty") is made as of October 18, 1999, by POLYMER SOLUTIONS, INC., a Nevada corporation ("Guarantor"), in favor of FREDERICK PARKINSON ("Parkinson"), with reference to the following facts:

                                    RECITALS

        1. Pursuant to that certain Stock Purchase Agreement, dated October 15, 1999 (the "Stock Purchase Agreement"), by and among Alternative Materials Technology, a Nevada corporation ("AMT"), U.S. Cellulose Co., a California corporation (the "Company") and Parkinson, Parkinson requires that AMT accept, assume, satisfy and perform all of the Company's obligations under the Severance Plan in the U.S. Cellulose Co. Employee Severance Plan, dated October 15, 1999 (the "Severance Plan") and that Guarantor guaranty AMT's acceptance, assumption, satisfaction and performance of such obligations.

        2. The execution of the Stock Purchase Agreement by Parkinson and AMT is valuable to Guarantor, and this Guaranty is in furtherance of Guarantor's business and other interests.

                                    GUARANTY

               NOW, THEREFORE, in consideration of Parkinson executing the Stock Purchase Agreement, and as an inducement to Parkinson to do so, Guarantor hereby agrees, covenants and warrants as follows:

        1. CONSIDERATION. Guarantor acknowledges that the giving of this Guaranty is a material condition precedent to Parkinson executing the Stock Purchase Agreement, and that Guarantor has derived or expects to derive material financial advantages or other benefits commensurate in value to the obligations and liabilities being undertaken by Guarantor under the terms of this Guaranty.

        2. ASSUMPTION OF SEVERANCE PLAN GUARANTEED. In consideration of the foregoing, and for other valuable consideration, Guarantor unconditionally, irrevocably and absolutely guarantees the full acceptance, assumption, satisfaction and performance by AMT of all of the Company's obligations under the Severance Plan. This Guaranty is irrevocable and unconditional. This Guaranty shall continue to be effective or be reinstated, as the case may be.

        3. NATURE OF GUARANTOR'S LIABILITY. The obligations and liabilities of Guarantor under this Guaranty are independent of the obligations and liabilities of AMT, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against AMT or any other guarantor or Person, or whether AMT or any other guarantor or Person are joined in any such action or actions. As used in this Guaranty, "Person" means any individual or entity.

        4. GUARANTOR'S AUTHORIZATION. Guarantor authorizes Parkinson, without notice, demand or consent of any kind, and without affecting Guarantor's liability under this Guaranty, from time to time, to release or substitute any Person liable under the Severance Plan, any other guarantor


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of the Severance Plan, or any other Person providing support for the Severance
Plan to Parkinson, this Guaranty, or any other guaranty.

        5. PARKINSON' REMEDIES. Guarantor waives any right to require Parkinson to do any one or more of the following: (a) proceed against AMT or any other guarantor or Person liable under the Severance Plan; or (b) pursue any other remedy in Parkinson' power whatsoever.

        6. WAIVERS. Guarantor waives any and all rights or defenses arising by reason of:

               (1) the statute of limitations in any action as to or relating to this Guaranty or the Stock Purchase Agreement, except that as may be asserted or pleaded by AMT under the Stock Purchase Agreement;

               (2) the omission of any demand, presentment, protest or notice of any kind, including without limitation notice of default under the Stock Purchase Agreement; or

               (3) until all the obligations are satisfied, any claims or other rights which Guarantor may now have or hereafter acquire against AMT, which claims or other rights arise from the existence or performance of Guarantor's obligations under this Guaranty or the obligations including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification.

        7. NOTICES. Any notice given by any party under this Guaranty shall be in writing and personally delivered, sent by United States mail, postage prepaid, or sent by telex or other authenticated message, charges prepaid and addressed as follows:

                             To Guarantor:

                             Polymer Solutions, Inc.
                             311 Otterson Drive, Suite 60
                             Chico, California 95928
                             Attention: E. Laughlin Flanagan
                             Facsimile: (530) 896-0657

                             To Parkinson:

                             Frederick Parkinson
                             3609 Warner Drive
                             San Jose, California  95127
                             Facsimile: _____________

                             With Copy to Hannig Law Firm
                             2991 El Camino Real, Suite 100
                             Redwood City, CA 94061-4003
                             Attention: Ted Hannig
                             Facsimile: (650) 482-2820


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        Guarantor and Parkinson may change the place to which notices, requests, and other communications are to be sent by giving written notice of such change to the other.

        8. BINDING EFFECT. This Guaranty shall be binding upon Guarantor, its permitted successors, representatives and assigns, and shall inure to the benefit of Parkinson and their successors and assigns; provided, however, that Guarantor may not assign or transfer its obligations under this Guaranty without the prior written consent of Parkinson, which consent may be withheld in Parkinson' sole discretion.

        9. NO WAIVER. Any waiver, consent or approval of any kind by Parkinson must be in writing and shall be effective only to the extent set forth in such writing. No failure or delay on the part of Parkinson in exercising any power, right or privilege under this Guaranty shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude any further exercise thereof, or the exercise of any other power, right or privilege.

        10. RIGHTS CUMULATIVE. All rights and remedies existing under this Guaranty are cumulative to, and not exclusive of, any other rights or remedies under contact or applicable law.

        11. UNENFORCEABLE PROVISIONS. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of this Guaranty shall remain valid and enforceable.

        12. GOVERNING LAW. This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

        13. CHOICE OF FORUM. Any dispute that arises under or relates to this Guaranty (whether contract, tort, or both) shall be resolved in a superior court in San Francisco, California. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum.

        14. INDEMNIFICATION. Guarantor shall pay and protect, defend and indemnify Parkinson and his agents and representatives against, and hold Parkinson harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including without limitation attorneys' fees and costs) and other amounts incurred by Parkinson arising from (a) the matters contemplated by this Guaranty or (b) any contention that AMT or Guarantor has failed to comply with any law, rule, regulation, order or directive applicable to AMT's or Guarantor's sales, leases or performance of services to their respective customers, including without limitation those sales, leases and services requiring consumer or other disclosures; provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as a result of Parkinson' gross negligence or willful misconduct. This indemnification shall survive the payment and satisfaction of all Guarantor's obligations and liabilities to Parkinson.

        15. COMPULSORY ARBITRATION; LEGAL FEES. Any controversy, claim and/or dispute arising out of or relating to this Guaranty or the breach hereof or subject matter hereof (including any action in tort) shall be finally and exclusively settled by arbitration in San Francisco, California, in


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accordance with the then-existing Commercial Arbitration Rules of the American
Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having applicable jurisdiction. Written notice of demand for arbitration shall be given to the other parties and to the AAA within six (6) months after the controversy, claim or dispute has arisen or be barred, and in no event after the date when the institution of court proceedings based on such dispute would be barred by the applicable statute of limitations. Controversies, claims and/or disputes shall be resolved by one arbitrator selected by the mutual agreement of the parties or, failing that agreement within 45 days after written notice demanding arbitration, by the AAA. There shall be limited discovery prior to the arbitration hearing as follows:
(i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, and (ii) depositions of all party witnesses. Depositions shall be conducted in accordance with the California Code of Civil Procedure, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. All decisions of the arbitrator(s) shall be in writing, and the arbitrator(s) shall provide reasons for the decision. If any arbitration or action at law or in equity is necessary to enforce or interpret the terms of this Guaranty or to protect the rights obtained under this Guaranty, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and disbursements in addition to any other relief to which it may be entitled.

        16. ENTIRE AGREEMENT. This Guaranty is intended by Guarantor and Parkinson as the final expression of Guarantor's obligations and liabilities to Parkinson described herein and supersedes all prior understandings or agreements concerning the subject matter hereof. This Guaranty may be amended only by a writing signed by Guarantor and Parkinson.

               IN WITNESS WHEREOF, Guarantor has executed this Guaranty as set forth below.

                                         GUARANTOR:

                                         POLYMER SOLUTIONS, INC., a Nevada
                                         corporation

        Date: October 18, 1999           By: /s/ E.L. FLANAGAN
              ----------------               -----------------------------
                                             E. Laughlin Flanagan
                                             President

        Date: October 18, 1999           By: /s/ D.F. JONES
              ----------------               -----------------------------
                                             Darryl F. Jones
                                             Secretary and Treasurer

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